Exhibit 99.1

[tousa logo]	Company Contacts:
	Tommy McAden Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

Technical Olympic USA Announces Offering of Its Senior Subordinated Notes

HOLLYWOOD, Fla., March 11/PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS), announced today that it has priced an offering of $125.0 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2011 pursuant to Rule 144A and Regulation S under the Securities Act. The Company intends to use the proceeds from the offering to repay amounts outstanding under its revolving credit facility and for general corporate purposes.

The senior subordinated notes to be offered in this transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135(c) under the Securities Act of 1933.

About Technical Olympic USA, Inc.

Technical Olympic USA (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds and markets high-quality detached single-family residences, town homes and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements, including statements regarding TOUSA’s proposed offering. The terms of, and TOUSA’s ability to complete, this transaction will depend upon prevailing market conditions and other factors. There can be no assurance that the transaction discussed in this press release will be completed on the terms outlined herein or at all. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.